Nicor Inc.
Form 10-K
                                                          Exhibit 10.67

The Tropical Companies
U.S./Satellites/Vessels Incentive Compensation Plan

SUMMARY PLAN DOCUMENT

Revised May 1, 2007

    This is a confidential document.  Distribution is restricted to Company Officers, Directors, and Participants only.

The Tropical Companies
U.S./Satellites/Vessels Incentive Compensation Plan
SUMMARY PLAN DOCUMENT

I.	PLAN OBJECTIVE

The Tropical Companies U.S./Satellites/Vessels Compensation Incentive Plan, also referred to, as the "plan" is open to all employees of Tropical Shipping including satellite locations, Canada and all Tropical Shipping vessel personnel.  This plan excludes any employees eligible to participate in the Sales Incentive Plan or the Port Incentive Plan.

The objective of the plan is to encourage and reward employees for efforts that result in increased Company Operating Income and achievement of specified unit goals and achievement of corporate key objectives.

II.	HISTORY OF PLAN

The Tropical Companies have offered incentive plans to management since 1986 and to a select portion of the employee population since 1988.  This plan contains multiple levels of participation, and was developed from several previous plans, namely:  The Tropical Companies Incentive Compensation Plan, last revised in 1998, and The Tropical Companies Annual Incentive Compensation Plan, last revised in 1998.

III.	PLAN DESCRIPTION

The plan design consists of the following categories of performance criteria:  “Company Operating Income”, “On-Time Vessel Arrival”, “Documentation Accuracy”, “Port Direct Profit”, “Trade Operating Income” and “Seven Seas Total Operating Profit”.   These performance criteria are further defined on page 3 of this document.

The plan is divided into six different levels of participation, based upon salary grade level within the organization.  A Bonus Target is assigned to each level of participation.  The Bonus Target represents an estimated percentage of salary of which an employee is eligible to earn under the plan.  Each level’s bonus target is then weighted between the performance criteria of the company performance, on-time vessel arrival”, “documentation accuracy”, “port direct profit”, “trade operating income” and “seven seas operating income”.

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Un-graded positions may participate in Levels 1-5 at the discretion of the President, but will otherwise participate in Level 6.  Any position that qualifies for participation in Level 1-6 of this plan, but that is participating in another Incentive Plan is specifically excluded from this plan.

  PARTICIPATION

Employees of Tropical Shipping, Canada, and Vessels are eligible to participate in this incentive plan, at a defined participation level.

New hires and transfers are eligible to participate in the plan provided that the hire or transfer occurs prior to October 1 of the plan year.  Employees hired or transferred on or after October 1 will be eligible to participate in the following year.

Employees participating in any Tropical incentive plan, at any level, who transfers to a qualifying position in this plan with a different target award, will have their year end results pro-rated between the plans, in accordance with the length of time they participated in each respective plan.

PERFORMANCE CRITERIA

The plan design consists of these performance criteria:

Company Operating Income	Company Operating Income is developed through the budgeting process, and the index is defined and approved by the Officer Compensation Committee of the Board of Directors.
On-time Vessel Arrival	This measures on-time vessel arrival for all vessels based on the proforma schedule with established tolerances by each destination. The tolerance ranges from 1 to 4 hours.

Documentation Accuracy
This measures the accuracy of Tropical's Bills of Lading, invoices and manifest for all Northbound, Southbound and Inter-island shipments documented in T-Link, plus manual information from Thompson Line.  Percentage of accuracy is based on errors in issued BOL, invoices and adds to manifest divided by the number of jobs.

Port Direct Profit	This measure reflects total revenues less all operating expenses and total allocated depreciation expenses for a specific Port.
Trade Operating Income	This measure reflects total revenues less all operating expenses and all depreciation expenses for a specific Trade.
Canada DOM	Direct Operating Margin for Canada Trade.
Seven Seas Operating Income	This measure reflects total revenues less all operating expenses for Seven Seas.

At the beginning of each plan year, as a result of the Company’s budgeting process, a threshold, target, and maximum level of performance is established for each performance criteria.  Measurement indexes are prepared for each designated objective, which are determined as part of the management strategic planning process.

Based on actual year-end results, these indexes will provide a scaled bonus award as a percentage of the target award for each performance criteria.  The "Company Operating Income" will be the same for all participating plan levels and will be approved by the Officer Compensation Committee of the Board of Directors.  Monthly results of all incentive objectives will be posted electronically throughout the company to communicate year to date performance to the employees.

IV.	RULES FOR PAYMENT OF FINAL AWARDS

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Performance Criteria will be established at the beginning of each calendar year.  Each performance criteria will have an index, against which the results of the objective are measured.  Each index will have a threshold, target and maximum award amount.

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No awards are paid for any performance that falls below the threshold performance level or above the maximum performance level.  Further, no prorating shall occur between each incremental step within the index.  A result that lies between two increments, shall be considered to have been achieved at the lower increment.

▪	Additionally, no awards will be paid when the " Company Operating Income" results fall below 70% of the budgeted " Company Operating Income".

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Final Incentive calculations must be reviewed on the Human Resources Information System by the appropriate manager and participant and changes communicated to Human Resources by the deadline specified each year.

V.	ADMINISTRATION

Administration of the plan is the responsibility of the Officer Compensation Committee, which is appointed by the Board of Directors.  The plan is administered electronically through the Variable Compensation Module in PeopleSoft.

At the beginning of each plan year (calendar year) the overall plan design, the "Company Operating Income" and the “Cost Management Indexes”, for all Level 1 participants will be reviewed and approved by the Officer Compensation Committee.  After these initial approvals are received, the Compensation & Benefits Manager will be responsible for preparing and communicating the various incentive levels and targets to participating employees and managers.

At the end of the plan year, final results are approved by the Officer Compensation Committee.  Human Resources will perform systematic calculation of final incentive awards and provide results for manager review in accordance with the dates set forth in the Annual Planning Schedule.  Employees must remain actively employed up to the date the award payments are issued by the company to maintain eligibility.  Awards to employees who separate from employment prior to this time may only be made at the discretion of the President.

Calculation of payments is based on MIP Adjusted Gross, which is defined as base wages paid during the plan year, and excluding incentives, allowances or stock options.  For all plan levels, outstanding merit or promotional increases not submitted and applied by December 31, will not be taken into consideration when calculating award payments.

Record keeping for the plan involves the recording of accruals, verification of final awards, and processing of award payment disbursements.  This is the responsibility of the Human Resources Director and the Compensation & Benefits Manager.

All expenses of the plan, including incentive award payments, are paid from the general assets of Tropical Shipping or its subsidiaries.

Interpretation of this plan is at the discretion of the President.  Changes to the plan will be made with the approval of the Officer Compensation Committee.  Termination of this plan may occur at any time, with the approval of the Officer Compensation Committee.

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